Exhibit 21

HESS CORPORATION AND CONSOLIDATED SUBSIDIARIES

SUBSIDIARIES OF THE REGISTRANT

Name of Company	Jurisdiction
Hess Bakken Investments II L.L.C.	Delaware
Hess Capital Holding Limited	Cayman Islands
Hess Capital Services Corporation	Delaware
Hess Capital Services L.L.C.	Delaware
Hess Energy Exploration Limited	Delaware
Hess Equatorial Guinea Inc.	Cayman Islands
Hess Exploration & Production Holdings Limited	Delaware
Hess (Ghana) Limited	Cayman Islands
Hess Gulf of Mexico Ventures L.L.C.	Delaware
Hess International Holdings Corporation	Delaware
Hess (Netherlands) Oil & Gas Holdings C.V.	The Netherlands
Hess Norge AS	Norway
Hess Norway LP	Cayman Islands
Hess Oil and Gas Holdings Inc.	Cayman Islands
Hess Oil Company Of Thailand (JDA) Limited	Cayman Islands
Hess West Africa Holdings Limited	Cayman Islands

Other subsidiaries (names omitted because such unnamed subsidiaries, considered in the aggregate as a single subsidiary, would not constitute a significant subsidiary).

Each of the foregoing subsidiaries conducts business under the name listed, and is 100% owned by the Registrant.